January 30, 2012

David N. Siegel
301 Mission Street #48B
San Francisco, CA 94105

Dear Dave:

I am pleased to confirm the terms of your employment with Frontier Airlines, Inc.

1.	Term of this Letter. This letter will be effective for a term beginning on January 30, 2012 and ending on January 30, 2012, at which time this agreement will expire and be subject to renegotiation.

2.
Position. You will be CEO, President and interim COO of Frontier Airlines, Inc., reporting directly to the Chairman of the Board of Republic Airways Holdings, Inc., and have all of the customary authorities, duties and responsibilities that accompany this position. You will devote your full effort to the successful separation and value realization of Frontier for the benefit of Republic shareholders for a minimum of nine months. This position will be based in Denver Colorado.

3.	Base Salary,. Your base salary will be $450,000 per year, paid bi-weekly.

4.
Annual Incentive. You will have the opportunity to earn an annual incentive payment for the 2012 fiscal year based on the achievement of pre-established metrics for corporate and individual performance. Your target annual incentive will be 100% of your base salary and your actual award may range from 0 - 200% of the target award based on a performance assessment conducted by Republic's Compensation Committee of the Board against the performance metrics that were established at the beginning of the year.

5.
Success Fee. Upon the completion of a qualifying event, to be defined consistent with the external banker's definition of a qualifying transaction, you shall be paid success fee equal to 0.5% of the equity value raised above a Frontier pre-money equity valuation of $50 million, with a threshold payment of $500,000. To qualify for the success fee, you shall need to be employed at Frontier as of December 31, 2012. The fee will be payable within 45 days of a transaction closing, but may be accelerated at the discretion of the Committee. During the six-month period following the termination of this agreement, if Frontier consummates a transaction, you shall be eligible to receive the success fee calculated as outlined in this paragraph above. A "transaction committee" will be established by Republic to work on a successful transaction outcome.

6.
Benefits. Subject to the limits of this letter, you will be entitled to Frontier benefits consistent with your position and reimbursement of reasonable business expenses, in each case in accordance with applicable Frontier policies as in effect from time to time.

7.
Temporary Living. You will be provided with a stipend of $12,500 per month to cover a one-year apartment lease, vehicle, and other interim living expenses. You will be responsible for all actual vehicle expenses during the term of this agreement but Frontier will sign the lease agreement and be responsible for the vehicle at he conclusion of this agreement. You will also be reimbursed for reasonable expenses for the transportation of your household goods to Denver, CO (1 bedroom apartment plus a den) and transportation back to the original location.

8.
Flight Benefits. You will be eligible to receive a Universal Air Travel Plan, Inc. (UATP) card at the completion of one year of service in the amount of $20,000 annually that you may use for travel. You shall be responsible for any applicable taxes associated with such benefit. Frontier will provide you with UATP card within 30 days of the completion of nine months of service and thereafter each year on the anniversary of such date for a total five-year period.

9.
Termination. If, upon or within six months of a Change of Control, Frontier or the successor company decides to not continue your employment as CEO, or the acquiring company in the Change of Control transaction is another airline and you decide to not continue your employment as CEO, you will be provided with a severance payment equal to one times your Base Salary plus your target Annual Incentive, payable in a lump sum within 45 days of your termination date. In the event a Success Fee is paid under the terms of this agreement, the sum of the Success Fee and the severance payment shall not exceed $1,400,000.

For the purpose of this agreement, "Change of Control" shall mean that after the date hereof, (i) any person or group of affiliated or associated person acquires more than fifty percent (50%) of the outstanding capital stock of the Company or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company or (iv) the consummation of any merger consolidation, or reorganization involving the company in which, immediately after giving effect of such merger, consolidation or reorganization, less than majority of the total voting power of outstanding stock fo the surviving or resulting entity is then "beneficially owned" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

10.
Indemnification and Cooperation. During and after your employment, Frontier will indemnify you in your capacity as a director, officer, employee or agent of Frontier to the fullest extent permitted by applicable law and Frontier's charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as Frontier's other executive officers. Frontier agrees to use its best efforts to cause any successor to all or substantially all of the business or assets (or both) of Frontier to assume expressly in writing and to agree to perform all of the obligations of Frontier in this paragraph.

You agree (whether during or after your employment with Frontier) to reasonable cooperate with Frontier in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to Frontier and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, Frontier will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

11.
Tax Matters. To the extent any taxable expense reimbursement or in-kind benefits provided under this agreement is subject to Section 409A of the Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A of the Code.

12.	Withholding. Tax will be withheld by Frontier as appropriate under applicable Federal tax requirements for any payments or deliveries under this letter.

13.
No Guarantee of Employment. Your employment with Frontier will be on an "at-will" basis, meaning that you or Frontier may terminate your employment with Frontier at any time and for any reason; with or without prior notice. In the event that Frontier terminates your employment prior to the end of this agreement, Frontier will be responsible for any remaining payments related to your Denver apartment lease and car lease.

14.
Entire Agreement. This offer letter constitutes Frontier's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of Frontier or any of its affiliates.

15.
Miscellaneous Representations. You confirm and represent to Frontier, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of Frontier or that would adversely impact your ability to perform the expected services on behalf of Frontier; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information you will never use or disclose such information to Frontier or any of its employees, agents or affiliates; and (c) you understand and accept all of the terms and conditions of this offer.

We look forward to having you as a member of Frontier's leadership team.

Frontier Airlines, Inc.

By:	/s/ Bryan K. Bedford
Bryan K. Bedford
Chairman of the Board

I agree with and accept the foregoing terms.

By:	/s/ David N. Siegel
David N. Siegel